(LOGO) HOMESIDE LENDING, INC.
June 15, 2000

Mr. Erik F. Grooms
Contracts & Compliance Administrator
Norwest Bank Minnesota
11000 Broken Land Parkway
Columbia, MD 21044-3562

Re:      Officer's Certificate

Dear Mr. Grooms:

The undersigned Officer certifies the following for the 1999 fiscal year:

* I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of this Officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.
* I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing.
* I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect.
* All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, N.A.
*    All Custodial Accounts have been reconciled and are properly funded.
* All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Finally, the Servicer Information profile is enclosed. The annual financial statement and evidence of insurance have previously been sent to various employees at Norwest. However, additional copies will be provided to Ms. Joan Merrill. Should you need anything further please contact Lynda M. Pohwat at
(904)281-4705 or Impohwat@homeside.com.

Sincerely,

Karen Bryan
Vice President

lp
encs.

 Post Office Box 44090, Jacksonville, FL 32231-4090 *  904-281-3000